Exhibit 99

KonaTel Reports First Quarter 2023 Results

First quarter sees increase in subscriber activity, on revenues of $4.0 million

DALLAS, May 15, 2023 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the three-month period ended March 31, 2023.

First Quarter 2023 Financial Summary

•	Revenues of $4.0 million, down 4.6% compared to the first quarter last year.
•	Gross profit of $1.0 million, down 39.2% compared to the first quarter last year.
•	Operating loss of ($753,000) compared to operating income of $51,000 in the first quarter last year.
•	GAAP net loss of $(915,000), or $(0.02) per share, compared to $(44,000), or $(0.00) per share, in the first quarter last year.
•	Non-GAAP net loss of $(608,000), or $(0.01) per diluted share, compared to Non-GAAP income of $135,000, or $0.00 per diluted share, in the first quarter of last year.

Sean McEwen, Chairman and CEO of KonaTel stated, “Revenue growth was slightly lower in the first quarter, down 4.6% compared to the prior year, mostly due to higher reimbursements received under the short-term COVID era Emergency Broadband Benefit Program (“EBB”) at $50/user/month versus the ACP program at $30/user/month, which replaced the EBB program for new enrollments in early 2022. Additionally, as discussed in Q4, we allocated additional resources to further expand our infrastructure that could have been deployed to increase additional customers more aggressively in Q1. With that behind us, we are currently experiencing a 50% increase in subscriber activations versus previous quarter.”

McEwen continued, “We are set to support a significantly larger customer base with minimal expansion of general and administrative expenses. Additionally, we continue to add distribution partners to broaden our growth across the United States, while also adding a new customer retention program in May and affinity partnerships to serve vertical markets such as healthcare. In addition to our current sales model, we expect to complete alternative “asset-light” growth relationships, like our Equiva partnership, that will enable us to expand our customer base without the need for substantial amounts of capital, generating additional cash flow to expand further.”

McEwen concluded, “As we invest in our business and look towards substantive growth, we believe the economics of our business remain attractive and will yield profitability and positive cash flow as we expand our customer base. With our veteran leadership team in place, we are energized by the number of significant opportunities for expansion. We are creating a company to substantially grow predictable revenues, earnings and cash flow, even during weaker economic conditions.”

Quarterly Financial Summary (Q1 2023 vs. Q1 2022)

Revenue of $4.0 million, a decrease of 4.6% compared to $4.2 million for reasons discussed above. The company continued to increase activations in Q1 2023 as it relocated distribution partners to higher margin areas.

Gross profit was $1.0 million, or 24.9% gross profit margin, compared to $1.6 million, or 39.0% gross profit margin. This decline is directly related to up-front costs incurred by accelerating growth to acquire new customers within the Mobile Services segment.

Total operating expenses were $1.8 million, up 9.0% compared to $1.6 million. This increase was due primarily to professional services costs related to expanded licensing within existing and new markets for IM Telecom.

GAAP net loss was $(915,000), or $(0.02) per diluted share (based on 42.4 million weighted average shares), compared to a net loss of $(44,000), or $(0.00) per diluted share (based on 41.6 million weighted average shares). This decline was impacted by lower revenue and increased customer acquisition costs directly related to higher activations within the Mobile Services segment. Customer acquisition costs may not be amortized over the life of the customer and are recorded in full at the time of customer activation.

Non-GAAP net loss was ($608,000), or $(0.01) per diluted share, compared to Non-GAAP net income of $135,000, or $0.00 per diluted share.

Balance Sheet

The Company ended the quarter with $1.6 million in cash, compared to $2.1 million on December 31, 2022.

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless ACP and Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across ten states. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com

-- Unaudited Balance Sheets and Statements of Operations Follow –

KonaTel, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and Cash Equivalents	$1,596,048	$2,055,634
Accounts Receivable, net	1,202,255	1,510,118
Inventory, Net	690,868	526,337
Prepaid Expenses	35,170	61,241
Other Current Assets	164	164
Total Current Assets	3,524,505	4,153,494

Property and Equipment, Net	33,448	36,536

Other Assets
Intangible Assets, Net	634,251	634,251
Right of Use Asset	519,894	553,686
Other Assets	74,542	73,883
Total Other Assets	1,228,687	1,261,820
Total Assets	$4,786,640	$5,451,850

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$1,399,838	$1,348,931
Loans Payable, net of loan fees	3,114,330	3,070,947
Right of Use Operating Lease Obligation - current	120,658	118,382
Total Current Liabilities	4,634,826	4,538,260

Long Term Liabilities
Right of Use Operating Lease Obligation - long term	427,299	458,227
Total Long Term Liabilities	427,299	458,227
Total Liabilities	5,062,125	4,996,487
Commitments and contingencies
Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized, 42,483,220 outstanding and issued at March 31, 2023 and 42,240,406 outstanding and issued at December 31, 2022	42,483	42,240
Additional Paid In Capital	8,894,593	8,710,987
Accumulated Deficit	(9,212,561)	(8,297,864)
Total Stockholders' Equity	(275,485)	455,363
Total Liabilities and Stockholders’ Equity	$4,786,640	$5,451,850

KonaTel, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$4,031,719	$4,227,856
Cost of Revenue	3,029,840	2,580,595
Gross Profit	1,001,879	1,647,261

Operating Expenses
Payroll and Related Expenses	1,139,546	1,132,313
Operating and Maintenance	1,700	642
Bad Debt	14	55
Professional and Other Expenses	300,498	149,170
Utilities and Facilities	57,045	35,687
Depreciation and Amortization	3,088	4,117
General and Administrative	40,234	60,918
Marketing and Advertising	37,517	47,670
Application Development Costs	143,529	134,605
Taxes and Insurance	31,903	31,379
Total Operating Expenses	1,755,074	1,596,556

Operating Income/(Loss)	(753,195)	50,705

Other Income and Expense
Interest Expense	(161,502)	(24,030)
Other Income/(Expense), net	—	(71,124)
Total Other Income and Expenses	(161,502)	(95,154)

Net Income (Loss)	$(914,697)	$(44,449)

Earnings (Loss) per Share
Basic	$(0.02)	$(0.00)
Diluted	$(0.02)	$(0.00)
Weighted Average Outstanding Shares
Basic	42,375,917	41,615,406
Diluted	42,375,917	41,615,406